EXHIBIT 10.72

AGREEMENT FOR PURCHASE AND SALE OF REAL PROPERTY
AND JOINT ESCROW INSTRUCTIONS

This Agreement for Purchase and Sale of Real Property and Joint Escrow Instructions (“Agreement”) is made and entered into as of the 13th day of October, 2010 by and between Pinole Vista LLC, a California limited liability company (“Seller”), and Retail Opportunity Investments Corp., a Delaware corporation, or its permitted assigns (“Buyer”).

Recitals

                                A.           Seller is the owner of the Property described in Section 1 below.

B.           Seller desires to sell the Property to Buyer, and Buyer desires to purchase the Property from Seller, all on the terms and conditions contained herein.

Agreement

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

1.           Purchase and Sale.  On the terms and conditions contained in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following described property (collectively, the “Property”):

1.1           Real Property.  That certain land (the “Land”) comprising approximately 15.3 acres of land and comprising a portion of Pinole Vista Shopping Center (the “Shopping Center”) consisting of approximately 165,025 rentable square feet of buildings commonly referred to by its street address as 1500 Fitzgerald Drive, Pinole, California and more particularly described in Exhibit A attached hereto, together with any improvements, alterations and structures located on the Land (the “Improvements”);

1.2           Leases.  All of Seller’s interest as lessor in all leases covering the Land and Improvements, together with any and all amendments, modifications or supplements thereto, identified on the Tenant Rent Roll attached hereto as Exhibit B (the “Leases”);

1.3           Easements and Appurtenances.  All rights, privileges, easements and appurtenances to the Land and the Improvements, if any, including, without limitation, all of Seller’s right, title and interest, if any, in and to all mineral and water rights and all easements, rights-of-way and other appurtenances used or connected with the beneficial use or enjoyment of the Land and the Improvements (the Land, the Improvements, all such easements and appurtenances and Seller’s interest as lessor under the Leases are sometimes collectively hereinafter referred to as the “Real Property”);

1.4           Personal Property.  Any and all fixtures, furniture, furnishings, equipment and any and all other personal property and rights in or to personal property, if any, owned by Seller and located on or about the Land or used in connection with the Improvements (collectively, the “Personal Property”);

1.5           Trade Names.  All non-exclusive trademarks and trade names (if any) used or useful in connection with the Real Property, but only to the extent that the same are not trademarks or trade names of Seller or any of Seller’s affiliated companies (collectively, the “Trade Names”), together with Seller’s interest (if any) in and to any service contracts, guarantees, licenses, approvals, certificates, permits and warranties relating to the Property, to the extent assignable (collectively, the “Intangible Property”).  (The Real Property, the Personal Property, the Trade Names and the Intangible Property are sometimes collectively hereinafter referred to as the “Property”).  The parties acknowledge and agree that Seller may continue to develop, own and operate portions of the Shopping Center not located on the Land, and shall also have the right to utilize all such non-exclusive trademarks and trade names, if any, used by or useful to Seller in connection with the operation of that portion of the Shopping Center not transferred to Buyer.

2.           Purchase Price.  The purchase price for the Property (the “Purchase Price”) shall be $21,750,000.00.  The Purchase Price shall be payable by Buyer as follows:

2.1           Deposit.  Within two business days following the execution of this Agreement, Buyer shall deposit into the Escrow for disbursement in accordance with the terms and provisions set forth herein, cash or a certified or bank cashier’s check or wire-transferred funds in the amount of $250,000.00 (the “Deposit”).  Upon the expiration of the Review Period (as defined below), Buyer shall deposit into the Escrow cash or a certified or bank cashier’s check or wire-transferred funds in the additional amount of $750,000.00, which amount shall be added to and shall become a part of the Deposit for a total Deposit amount of $1,000,000.00.  If Escrow Holder does not receive such additional Deposit on or before such date, then Escrow Holder shall immediately return the initial Deposit to Buyer, less any applicable cancellation fees, and this Agreement shall automatically be terminated.  The total Deposit shall become non-refundable as Seller’s Liquidated Damages in the event the Buyer defaults.  The Deposit shall be held by Escrow Holder (as defined below) in an interest bearing account, with any interest accruing thereon to be added to, and to become a part of, the Deposit.  At the close of the Escrow, the Deposit shall be applied and credited toward payment of the Purchase Price.

2.2           Balance of Purchase Price.  Prior to the close of the Escrow, Buyer shall deliver or cause to be delivered to Escrow Holder a certified or bank cashier’s check or wire-transferred funds in the amount of the balance of the Purchase Price, calculated by deducting from the Purchase Price the sum of (a) the Deposit, (b) the amount, if any, by which credits to Buyer exceed debits to Buyer by reason of the prorations set forth in Section 9.4 of this Agreement, and (c) the amount of the then outstanding principal balance plus accrued, unpaid interest thereon on the existing loan payable to Continental Wingate Capital Corporation with a current outstanding loan balance of approximately $10,677,392, bearing an interest rate of 7.1% per annum with a current monthly principal and interest payment of $80,643.84, maturing November 1, 2011 (hereafter the “Existing Loan”), assumed by Buyer.  Buyer shall also pay any and all costs and fees associated with the assumption of the Existing Loan including, but not limited to, transfer fees, lender’s fees and lender’s attorney’s fees, but not Seller’s attorney fees or other third-party or internal fees incurred in connection with the assumption of the Existing Loan.  In connection with Buyer’s assumption of the Existing Loan Buyer shall succeed to the ownership of all cash reserves held by Continental Wingate Capital Corporation in connection with the Existing Loan as of the date of Closing (in the approximate current amount of $661,413.25 and subject to monthly additions of approximately $29,123.27 through the date of

Closing), provided that all tenant improvement obligations and leasing commission obligations incurred prior to Closing shall be paid from such reserves as permitted by the terms and conditions thereof, whether due and payable before or after Closing.  Buyer also acknowledges that there is currently a separate letter of credit in the face amount of $125,000.00 that will need to be replaced by Buyer with either a new letter of credit or an equivalent cash deposit.

2.3           Transfer of Reserves.  In addition to the Purchase Price above, Buyer shall remit to Seller at the close of escrow an additional amount equal to all cash reserve funds held by Continental Wingate Capital Corporation in connection with the Existing Loan as of the Date of Closing to which Buyer succeeds in accordance with Section 2.2 above (less any tenant improvement obligations and leasing commission obligations incurred prior to Closing that are paid from such reserves after Closing).

3.           Escrow

3.1           Opening of Escrow.  Within two business days after the date of this Agreement, Buyer and Seller shall open an escrow (the “Escrow”) for the purchase and sale of the Property with First American Title Company, Sacramento, California, Attn: Ms. Molly Baier (“Escrow Holder”) by depositing with Escrow Holder a fully executed copy of this Agreement together with the initial $250,000.00 Deposit referenced above.  The terms and conditions set forth in this Agreement shall constitute both an agreement between Seller and Buyer and escrow instructions for Escrow Holder.  If Escrow Holder requires separate or additional escrow instructions (“Additional Instructions”), Seller and Buyer shall execute and deliver them to Escrow Holder promptly after any such request from Escrow Holder.  If there is any conflict or inconsistency between this Agreement and the Additional Instructions, this Agreement shall prevail.  The Additional Instructions shall not modify or amend the provisions of this Agreement unless Buyer and Seller specifically so agree in writing.

3.2           Preliminary Title Report.  Seller, at its expense and within five days after the date of this Agreement, shall cause to be delivered to Buyer a current preliminary title report covering the Land issued by First American Title Insurance Company (“Title Company”), together with legible copies of all documents reflected as exceptions to title to the Land (collectively, the “Preliminary Title Report”).

3.3           Survey. As soon as possible after the execution of this Agreement, Seller shall cause to be delivered to Buyer and to Title Company a copy of the existing survey of the Real Property, if any.  If Buyer elects to obtain an ALTA extended coverage policy of title insurance, Buyer shall notify Seller of such election not more than twenty one days after execution of this Agreement, and Buyer shall obtain an updated survey of the Real Property (the “Survey”) as soon as possible after the execution of this Agreement, a copy of which shall be promptly delivered to Seller and Title Company.  The Survey shall be sufficient to enable Title Company to update the Preliminary Title Report to: (i) delete the standard survey exception, (ii) add any new title exceptions which are revealed by said Survey and an inspection of the Real Property, and (iii) enable Title Company at the Closing to issue an ALTA extended owner’s policy of title insurance (with mechanic’s lien coverage), and such Survey shall be certified to Seller, Buyer and Title Company.  The Survey shall be at Buyer’s sole cost and expense.  For purposes of the property description to be included in the Grant Deed (defined below), the legal description prepared by the surveyor shall control any conflicts or inconsistencies with the legal description attached to this Agreement, and the surveyor’s legal description shall be incorporated in this Agreement upon their completion and approval by Buyer and Seller.

3.4           Buyer’s Review of Title. As soon as possible after receipt of the Preliminary Title Report Buyer shall confer with the Title Company and attempt to resolve title matters which Buyer might otherwise disapprove.  Within ten (10) days after the delivery of the Preliminary Title Report Buyer shall notify Seller in writing of any title exceptions identified in the Preliminary Title Report which Buyer disapproves.  Any exception not disapproved in writing within said ten (10) day period shall be deemed approved by Buyer, and shall constitute a “Permitted Exception” hereunder.  Buyer and Seller agree that (i) all nondelinquent property taxes and assessments, (ii) the rights of the tenants under the Leases, (iii) if Buyer assumes the Existing Loan, the existing first lien in favor of Continental Wingate Capital Corporation granted in connection with the Existing Loan, and (iv) all matters created by or on behalf of Buyer, including, without limitation, any documents or instruments to be recorded as part of any additional financing for the acquisition of the Property by Buyer, shall constitute “Permitted Exceptions.” Buyer shall have a similar right of approval with respect to any supplement to the Preliminary Title Report.  No less than three (3) business days before the end of the Review Period (defined below), or following receipt of any supplement to the Preliminary Title Report, if later, Seller shall notify Buyer in writing of any disapproved title exceptions which Seller is unable or unwilling to cause to be removed or insured against prior to or at Closing and, with respect to such exceptions, Buyer then shall elect, by giving written notice to Seller and Escrow Company within two (2) business days thereafter, (x) to terminate this Agreement, or (y) to waive its disapproval of such exceptions, in which case such exceptions shall then be deemed to be Permitted Exceptions.  Buyer’s failure to give such notice shall be deemed an election to waive the disapproval of any such exception.  If Buyer elects to terminate this Agreement in accordance with clause (x) above, the Deposit, plus all interest accrued thereon, shall be immediately refunded to Buyer; provided, however, that Buyer and Seller each shall be responsible for one-half of any title or escrow cancellation fees (“Cancellation Fees”).

3.5           Title Policy.  At the Close of Escrow (as defined below), Seller shall cause Title Company to issue a standard CLTA owner’s policy of title insurance on the standard form issued in the State of California (the “Title Policy”) in the amount of the Purchase Price insuring Buyer that, as of the date of Close of Escrow, Buyer is vested with fee simple title to the Property subject only to installments of real property taxes not delinquent and to the Permitted Exceptions.  In the event Buyer elects to obtain an ALTA extended coverage owner’s policy of title insurance, Seller shall pay that portion of the Title Policy premium equal to the premium applicable to a standard CLTA policy and Buyer shall pay the amount by which the Title Policy premium exceeds the premium applicable to a standard CLTA policy.

3.6           Deliveries by Seller to Buyer.  As a courtesy and without representation or warranty, Seller shall, as soon as is reasonably possible but in no event later than five business days after the date of the parties’ mutual execution of this Agreement, deliver to Buyer, both physically and in electronic form to such e-mail addresses as Buyer shall request, copies of the following if and to the extent in Seller’s possession:

3.6.1           A current Tenant Rent Roll for the Property;

3.6.2           Copies of all Leases set forth on the Tenant Rent Roll, including all amendments thereto and Tenant financial statements within Seller’s possession;

3.6.3           Copies of all service contracts for the Property;

3.6.4           Copies of the operating statements, sales reports and CAM details of the Property for the last three full years and the current year-to-date;

3.6.5           Copies of all plans (including, but not limited to, “as built” plans), specifications, surveys, engineering studies, geologic studies, environmental reports, governmental permits and certificates of occupancy pertaining to the Property;

3.6.6           Copies of all contracts, transferable business licenses, governmental permits, applications, authorizations, approvals and other entitlements, transferable warranties and transferable utility contracts, relating to the Property, provided that Seller shall retain that portion of any such contracts, transferable business licenses, governmental permits, applications, authorizations, approvals and other entitlements, transferable warranties and transferable utility contracts relating to the portion of the Shopping Center not transferred to Buyer;

3.6.7           Copies of the loan documents for the Existing Loan, and related deed of trust and security instruments;

3.6.8           Copies of physical and environmental inspections recently conducted on the Property, if any within five (5) days following receipt by Seller, subject to receipt of any required approvals for such disclosure;

3.6.9           Copies of all third party reports material to the future operation of the Property in Seller’s possession;

3.6.10           Copies of all CC&Rs pertaining to the Property;

3.6.11           Copies of property tax bills for the current year-to-date;

3.6.12           A listing of tenant bad-debt write-offs for the last year and current year-to-date;

3.6.13           A list of accounts receivables as of the current date;

3.6.14           A list of security deposits;

3.6.15           A list of the premises address for each tenant;

3.6.16           Evidence of utility availability and capacity;

3.6.17           Explanation of how tenants are billed for utility costs including water and trash removal;

3.6.18           Sales histories received by Seller for all tenants of the Property for the preceding three years;

3.6.19           Copies of petitions, motions, and similar litigation documents relating to existing tenants of the Property and a disclosure of any pending or contemplated litigation against any existing tenant of the Property; and

3.6.20           Listing of all capital expenditures of $3,000 or more for the last three (3) years.

3.7           Buyer’s Review of Property.  On or before the fourteenth (14) day after the date of mutual execution of this Agreement and Buyer’s receipt of all due diligence material from Seller (the “Review Period”), Buyer shall have the right to inspect the Property, review and verify the information provided by Seller pursuant to Section 3.6.  During the Review Period, and with reasonable advance notice to Seller, Buyer, its agents and representatives shall be entitled to enter onto the Property during reasonable business hours (subject to the rights of tenants in possession) to perform inspections and tests of the Property and the structural and mechanical systems within any Improvements; provided, however, that in no event shall (i) such inspections or tests disrupt or disturb the on-going operation of the Property or the rights of the tenants at the Property, or (ii) cause any damage to the Property.  In no event shall Buyer or its agents or representatives drill or bore on or through the surface of the Property without Seller’s prior written consent, which consent may be given or withheld in Seller’s sole and absolute discretion.  After making such tests and inspections, Buyer agrees to promptly restore the Property to its condition prior to such tests and inspections and agrees to keep the Property free from all liens (which obligations shall survive the Closing or any termination of this Agreement).  Prior to Buyer entering the Property to conduct the inspections and tests described above, Buyer shall obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver to Seller evidence thereof), at Buyer’s sole cost and expense, general liability insurance, from an insurer reasonably acceptable to Seller, in the amount of One Million Dollars ($1,000,000) combined single limit for personal injury and property damage per occurrence, such policies to name Seller as an additional insured party, which insurance shall provide coverage against any claim for personal liability or property damage caused by Buyer or its agents, employees or contractors in connection with such inspections and tests.  Buyer agrees to promptly deliver to Seller copies of all reports, studies and results of tests and investigations obtained or conducted by Buyer with respect to the Property.  Unless Buyer subsequently purchases the Property, Buyer shall not disclose any proprietary, non-public information acquired as a result of such investigations except in furtherance of the same.  Buyer shall indemnify and hold Seller harmless from and against any and all claims, damages and liabilities (including, without limitation, attorney’s fees and costs) which arise directly as a result of or in connection with Buyer’s or its agents’ entry upon the Property and its conducting of tests or inspections of the Property, other than remediation costs for conditions not introduced by Buyer, including: (i) any latent defect in, on, or under the Property; (ii) the negligence, gross negligence, or willful misconduct of Seller, or Seller's agents, representatives, contractors, or employees; and (iii) the discovery by Buyer of the presence of any toxic or hazardous substance in, on, or under the Property.  If, on the basis of the foregoing review, Buyer determines, in its sole and absolute discretion, that the Property is not suitable for Buyer’s intended use, then on or before the expiration of the Review Period Buyer may terminate this Agreement in accordance with Section 10.14 of this Agreement.  Buyer shall be deemed to have waived such right of termination unless Buyer provides to Seller written notice of Buyer’s election to terminate this Agreement on or before the expiration of the Review Period and Buyer’s entire Deposit shall automatically become nonrefundable to Buyer, as Liquidated Damages, upon expiration of the Review Period.

3.8           Deposits in Escrow.  Prior to the close of the Escrow, Seller shall deposit, or caused to be deposited, with Escrow Holder (a) a grant deed (the “Grant Deed”) in the form attached hereto as Exhibit C, executed and acknowledged by Seller, conveying to Buyer all beneficial and legal right, title and interest in and to the Land and the Improvements subject only to the Permitted Exceptions and otherwise free and clear of any and all liens, encumbrances, claims, security interests and other exceptions to title, (b) a bill of sale (the “Bill of Sale”) in the form attached hereto as Exhibit D, conveying to Buyer all beneficial and legal right, title and interest in and to the Personal Property subject only to the Permitted Exceptions and otherwise free and clear of any and all liens, encumbrances, claims, security interests and other exceptions to title, (c) a general assignment (the “Assignment”) in the form attached hereto as Exhibit E, conveying to Buyer all beneficial and legal right, title and interest in and to the Intangible Property and the Trade Names subject only to the Permitted Exceptions and otherwise free and clear of any and all liens, encumbrances, claims, security interests and other exceptions to title, (d) the originals of the Leases, (e) an affidavit conforming to the provisions of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended, (the “FIRPTA Certificate”) executed by Seller and confirming that Seller is not a “foreign person” within the meaning of Section 1445(f) of such code, (f) an affidavit executed by Seller confirming that Seller is a resident of California or, if Seller is a corporation, has a permanent place of business in California in accordance with Sections 18805 and 26131 of the California Revenue and Taxation Code (the “Withholding Exemption Certificate”) and (g) such other documents and instruments as Buyer may reasonably request in writing at least five days prior to the close of the Escrow, including, without limitation, written assignments of any or all of the Leases and any guarantees of the Leases, executed or acknowledged, as the case may be, both by Seller and the maker or makers thereof.  Buyer shall deposit, or cause to be deposited, with Escrow Holder (w) evidence satisfactory to Seller of Buyer’s assumption of the Existing Loan, (x) the balance of the Purchase Price, (y) an executed counterpart of the Assignment and the Assignment of Leases, whereby Buyer shall assume the obligations relating to the matters set forth in such documents, and (z) any other documents, instruments or agreements reasonably necessary to effectuate the transaction contemplated by this Agreement.  Further, Buyer and Seller shall, prior to the Close of Escrow, deposit with Escrow Holder (or in the case of Seller authorize a deduction from the proceeds of sale for) such sums as may be necessary to pay their respective share of closing costs, prorations, reimbursements or adjustments as determined in accordance with this Agreement in immediately available funds.

3.9           Close of Escrow.  The term “Close of Escrow” shall mean the date on which the Grant Deed is recorded with the Contra Costa County Recorder.  Close of Escrow shall occur within seven (7) days after waiver of the Review Period and assumption of the Existing Loan but in no event later than December 30, 2010.  In the event escrow has not closed by December 30, 2010, due solely to Buyer’s inability to assume the Existing Loan on terms and conditions acceptable to Buyer and Seller, or due to Seller’s lender’s unwillingness to approve or consent to Buyer’s assumption of the Existing Loan on terms and conditions acceptable to Buyer and Seller, Seller and Buyer shall each have the right to terminate this Agreement and the escrow by notice to the other and, in such case, Buyer shall be entitled to the immediate return all of its deposited funds.  Failure to close for any other reason shall be subject to and governed by Sections 9.2 and 9.3 below.

3.10           Release of Claims.  Buyer or anyone claiming by, through or under Buyer, hereby fully and irrevocably releases Seller, Seller’s affiliates, and their respective agents and representatives, from any and all claims that it may now have or hereafter acquire against Seller, Seller’s affiliates, or their respective agents or representatives for any action, cause of action, claim, cost, damage, demand, expense (including, without limitation, attorneys’ fees and expenses), fine, judgment, liability, lien, loss, or penalty, whether foreseen or unforeseen, direct or indirect, arising from or related to any construction defects, errors or omissions on or in the Property, the presence of environmentally hazardous, toxic or dangerous substances, or any other conditions (whether patent, latent or otherwise) affecting the Property, or any law or regulation applicable thereto (including Environmental Laws (hereinafter defined)), except for claims against Seller based upon actual fraud or for any obligations and liabilities of Seller expressly provided in this Agreement (collectively, “Released Claims”). Buyer further acknowledges and agrees that this release shall be given full force and effect according to each of its expressed terms and provisions, including, but not limited to, those relating to unknown and suspected claims, damages and causes of action. As a material covenant and condition of this Agreement, Buyer agrees that in the event of any such Released Claim affecting the Property, Buyer shall look solely to Seller’s predecessors in interest or to such contractors and consultants as may have contracted for work in connection with the Property for any redress or relief, except for claims against Seller based upon actual fraud or any obligations and liabilities of Seller expressly provided in this Agreement. Buyer further understands that some of Seller’s predecessors in interest or such contractors and consultants may have filed petitions under the bankruptcy code and Buyer may have no remedy against such predecessors, contractors or consultants.

BUYER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 (“SECTION 1542”), WHICH IS SET FORTH BELOW:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BY INITIALLING BELOW, BUYER HEREBY WAIVES THE PROVISIONS OF SECTION 1542 SOLELY IN CONNECTION WITH THE MATTERS WHICH ARE THE SUBJECT OF THE FOREGOING WAIVERS AND RELEASES:

/s/ ST
Buyer’s Initials

The foregoing waivers and releases by Buyer shall survive the Closing and the recordation of the Deed and shall not be deemed merged into the Deed upon its recordation. From time to time, at the request of Seller or any of its affiliates, agents or representatives, Buyer shall execute such further instruments as Seller may request confirming the waivers set forth above.

4.           Representations And Warranties Of Seller

Seller represents and warrants to Buyer that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing:

4.1           Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California.

4.2           This Agreement is, and all the documents executed by Seller which are to be delivered to Buyer at the Closing will be, duly authorized, executed, and delivered by Seller, and is and will be legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which Seller is a party or to which it is subject.

4.3           Except as set forth in the materials delivered to Buyer pursuant to Section 3.6 above or as otherwise disclosed in writing by Seller to Buyer prior to the end of the Review Period, to Seller’s actual knowledge, there are no pending legal proceedings or administrative actions of any kind or character adversely affecting the Property or Seller’s interest therein.

4.4           Except as set forth in the materials delivered to Buyer pursuant to Section 3.6 above, or as otherwise disclosed in writing by Seller to Buyer prior to the end of the Review Period, Seller has received no written notice from any city, county, state or other government authority of any violation of any statute, ordinance, regulation, or administrative or judicial order or holding, whether or not appearing in public records, with respect to the Property, which violation has not been corrected.

4.5           Except as set forth in the materials delivered to Buyer pursuant to Section 3.6 above, or as otherwise disclosed in writing by Seller to Buyer prior to the end of the Review Period, Seller has received no written notice from any city, county, state or other government authority (i) of any order or directive requiring any work of repair, maintenance or improvement be performed on the Property, or (ii) relating to defects in the Improvements or relating to noncompliance with any applicable building code or restriction that has not been corrected, or relating to any threat of impending condemnation.

4.6           Except as set forth in the materials delivered to Buyer pursuant to Section 3.6 above, or as otherwise disclosed in writing by Seller to Buyer prior to the end of the Review Period, Seller has received no written notice that (i) the Property is in violation of any federal, state and local laws, ordinances and regulations applicable to the Property with respect to hazardous or toxic substances or industrial hygiene (collectively, “Environmental Laws”), which violation has not been corrected, or (ii) past or current tenants of all or any portion of the Property have owned, used, generated, manufactured, stored, handled, released or disposed of any hazardous or toxic substances on the Property in violation of applicable Environmental Laws.  Notwithstanding the foregoing representations and warranties, the acts, if any, of Seller’s past or current tenants shall not be imputed to Seller.

4.7           To Seller’s actual knowledge, and except as set forth in the tenant estoppel certificates delivered to Buyer pursuant to Section 7.1 below or as otherwise specifically disclosed in writing to Buyer prior to the end of the Review Period, (i) the Leases are in full force and effect and have not been modified, and (ii) there is no current default in the performance of the obligations of any party under the Leases.  There are no outstanding assignments by Seller of Seller’s interest in the Leases, excluding assignments to secure outstanding liabilities against the Property that are to be removed prior to Close of Escrow.  To Seller’s actual knowledge, there are no other leases, service contracts, maintenance agreements or other agreements with respect to the Property other than those delivered to Buyer pursuant to Section 3.6 hereof.

4.8           As used in this Agreement, the phrase “to Seller’s actual knowledge” or words of similar import shall mean the actual (and not constructive or imputed) knowledge, without independent investigation or inquiry, of Thomas R. Tellefsen and Lary J. Mielke (and Seller represents that Thomas R. Tellefsen and Lary J. Mielke are the individuals with primary responsibility for the sale of the Property, and with the primary responsibility for overseeing the management and operation of the Property).  The express representations and warranties made in this Agreement shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such representations and warranties shall be commenced and served, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced and served on or before such date, thereafter shall be void and of no force or effect.  Seller shall have no liability with respect to any of the foregoing representations and warranties if, prior to the Closing, Buyer discovers or learns of information (from whatever source, including, without limitation, the tenant estoppel certificates delivered pursuant to Section 7.1 below, as a result of Buyer’s due diligence tests, investigations and inspections of the Property, or disclosure by Seller or Seller’s agents and employees) that contradicts any of the foregoing representations and warranties, or renders any of the foregoing representations and warranties untrue or incorrect, and Buyer nevertheless consummates the transaction contemplated by this Agreement.

4.9           Seller acknowledges that Buyer may be required to make certain filings with the Securities and Exchange Commission (the "SEC Filings") that relate to the most recent preacquisition fiscal year and the current fiscal year through the date of acquisition for the Property.  Seller agrees to reasonably assist Buyer in preparing the SEC Filings and to provide access to Seller’s information reasonably required in connection thereto.  In that regard, Seller acknowledges that as a Real Estate Investment Trust, Buyer will be required after the Closing Dateto comply with certain requirements of the Securities and Exchange Commission; accordingly, Seller agrees to be bound by and to comply with the provisions set forth in Exhibit I attached hereto and made a part hereof in order to facilitate such compliance by Buyer; provided that, notwithstanding anything contained in this Agreement or in Exhibit I to the contrary, it is understood and agreed that Seller will not be exposed to any liability on account thereof.  The foregoing covenant of Seller shall survive the Closing for a period of one (1) year.

4.10           Within ten (10) days after the Effective Date, Seller shall deliver to Buyer a Natural Hazard Disclosure Statement (the “Statement”) in the form provided under California law.  The Statement will purport to disclose whether the Property is located in a special flood hazard area, a dam inundation failure area, a high fire severity area, a wild land fire area, an earthquake fault zone, and/or a seismic hazard area.

4.11           Section 25359.7 of the California Health and Safety Code requires owners of nonresidential real property who know, or have reasonable cause to believe that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a buyer of the real property.  Seller hereby advises Buyer that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain and/or review those certain environmental assessments and studies of the Property delivered to Buyer pursuant to this Agreement (collectively, “Seller’s Environmental Reports”).  Buyer (a) acknowledges Buyer’s Safety Code; and (b) will be, prior to the expiration of the contingency Period, fully aware of the matters described in Seller’s Environmental Reports.  The representations, warranties, and agreements set forth in this Subsection 4.11 shall survive the consummation of the purchase and sale transaction contemplated hereby.

5.           Representations, Warranties And Covenants Of Buyer

Buyer represents and warrants to Seller that the following matters are true and correct as of the execution of this Agreement and will also be true and correct as of the Closing:

5.1           Buyer is a corporation duly created and validly existing under the laws of the State of Delaware.

5.2           This Agreement is, and all the documents executed by Buyer which are to be delivered to Seller at the Closing will be, duly authorized, executed, and delivered by Buyer, and is and will be legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms (except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the right of contracting parties generally), and does not and will not violate any provisions of any agreement to which Buyer is a party or to which it is subject.

5.3           That (i) prior to the Closing, Buyer will have had the opportunity to investigate all physical and economic aspects of the Property and to make all inspections and investigations of the Property which Buyer deems necessary or desirable to protect its interests in acquiring the Property, including, without limitation, review of the Leases (and the rights of the tenants thereunder), building permits, certificates of occupancy, environmental audits and assessments, toxic reports, surveys, investigation of land use and development rights, development restrictions and conditions that are or may be imposed by governmental agencies, agreements with associations affecting or concerning the Property, the condition of title, soils and geological reports, engineering and structural tests, insurance contracts, contracts for work in progress, marketing studies, cost-to-complete studies, governmental agreements and approvals, architectural plans and site plans, and (ii) except as otherwise expressly set forth in this Agreement, neither Seller, nor anyone acting for or on behalf of Seller, has made any representation, warranty, promise or statement, express or implied, to Buyer, or to anyone acting for or on behalf of Buyer, concerning the Property or the condition, use or development thereof.  Buyer further represents and warrants that, in entering into this Agreement, Buyer has not relied on any representation, warranty, promise or statement, express or implied, of Seller, or anyone acting for or on behalf of Seller, other than as expressly set forth in this Agreement, and that all matters concerning the Property have been or shall be independently verified by Buyer prior to the Closing, and that Buyer shall purchase the Property on Buyer’s own prior investigation and examination of the Property (or Buyer’s election not to do so); AND THAT, AS A MATERIAL INDUCEMENT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT BY SELLER, BUYER IS PURCHASING THE PROPERTY IN AN “AS IS” PHYSICAL

CONDITION AND IN AN “AS IS” STATE OF REPAIR, WITH ALL FAULTS.  Except as may be set forth in this Agreement, Buyer waives, and Seller disclaims, all warranties of any type or kind whatsoever with respect to the Property, whether express or implied, including, by way of description but not limitation, those of fitness for a particular purpose and use.  Notwithstanding anything to the contrary herein, Buyer and Seller acknowledge that any written disclosures made by Seller prior to the Closing shall constitute notice to Buyer of the matter disclosed, and Seller shall have no further liability thereafter if Buyer thereafter consummates the transaction contemplated hereby.

5.4           Buyer is not an employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), nor a person or entity acting, directly or indirectly, on behalf of any Plan or using the assets of any Plan to acquire the Property, Buyer is not a “party in interest” (as that term is defined in Section 3(14) of ERISA) with respect to any Plan that is an investor in Seller, and Buyer’s acquisition of the Property will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

5.5           It is expressly acknowledged by Buyer that no financing for this transaction shall be provided by Seller.

6.           Confidentiality

Buyer agrees that it shall keep confidential the information contained in the materials delivered or provided for inspection by Seller pursuant to Section 3.6 above that is not generally known in the commercial real estate industry in the Sacramento, California, area and as to which Seller exercises commercially reasonable diligent efforts to maintain as confidential (collectively, “Confidential Information”), and shall not disclose Confidential Information to any third parties, except that Buyer shall have the right to provide Confidential Information to its lenders, consultants, attorneys and prospective investors in connection with Buyer’s acquisition of the Property (provided that Buyer shall instruct the aforesaid parties to maintain the confidentiality of Confidential Information).  If the transaction contemplated by this Agreement is not consummated for any reason, Buyer promptly shall return to Seller, and instruct its representatives, consultants, attorneys, and prospective investors to return to Seller, all copies and originals of Confidential Information previously provided for inspection by Seller to Buyer.  The provisions of this Section 6 shall survive any termination of this Agreement.  This Section 6 shall cease to apply to Buyer upon the Closing of the purchase and sale contemplated by this Agreement.

7.           Conditions Precedent To Closing

7.1           The following shall be conditions precedent to Buyer’s obligation to consummate the purchase and sale transaction contemplated herein (the “Buyer’s Conditions Precedent”):

7.1.1	Buyer shall not have terminated this Agreement in accordance with Section 3.4, Section 3.7 or Section 9.4 of this Agreement within the time periods described in said Sections.

7.1.2
Title Company shall stand ready to issue, at the Closing, the Title Policy, insuring Buyer’s interest in the Real Property, dated the day of the Closing, with liability in the amount of the Purchase Price, subject only to the standard exclusions from coverage and the Permitted Exceptions.

7.1.3
Buyer shall have received and reasonably approved, at least ten (10) days prior to the Closing, executed estoppel certificates substantially in the form of Exhibit F hereto from each of the tenants listed on Exhibit B, provided, however, that if the form of estoppel certificate attached hereto as Exhibit F requests information in addition to or different than that required to be given pursuant to a tenant’s Lease, this condition will be satisfied for such tenant(s) if such tenant(s) executes an estoppel certificate in the form required pursuant to its Lease.  If Seller is unable to obtain an estoppel certificate from any tenant not later than ten days prior to the Closing, then, in lieu thereof, Seller shall provide to Buyer a certificate pertaining to that tenant’s Lease covering the same matters that would have been set forth in the tenant’s estoppel certificate (and if, after the Closing, Seller delivers to Buyer a tenant estoppel certificate from a tenant for whom Seller executed a Seller’s certification at the Closing, then Seller thereafter shall be released from said certification).  Subject to the preceding sentence, Seller’s liability in connection with any Seller’s certificate shall not merge into any instrument or conveyance delivered at the Closing; provided, however, that any action, suit or proceeding with respect to the truth, accuracy or completeness of such certificate shall be commenced and served, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced and served on or before such date, thereafter shall be void and of no force or effect.

7.1.4	There shall be no material breach of any of Seller’s representations, warranties or covenants set forth in Section 4 and Section 8, as of the Closing.

7.1.5	Seller shall have delivered to the Escrow Company the items described in Section 3.8.

7.1.6	On and as of the Closing Date, Seller’s lender shall have approved and consented to Buyer’s assumption of the

Existing Loan on terms and conditions acceptable to Buyer, and Buyer shall have assumed Seller’s obligations under the Existing Loan. Seller shall reasonably cooperate and assist with obtaining the approval and consent of its lender to Buyer’s assumption of the Existing Loan.

7.1.7	On and as of the Closing Date, Seller shall have complied with its obligations under Section 4.9 and Exhibit I.

7.1.8
On and as of the Closing Date, there shall not be pending a condemnation or similar proceeding related to all or any portion of the Property, nor shall there have been since the date hereof a material change in the physical condition of the Improvements, as a result of casualty or otherwise.

The conditions set forth in this Section 7.1 are solely for the benefit of Buyer and may be waived only by Buyer.  Buyer shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.  The closing of the transaction shall constitute Buyer’s waiver of the conditions set out in this Section 7.1.

7.2           The following shall be conditions precedent to Seller’s obligation to consummate the purchase and sale transaction contemplated herein (the “Seller’s Conditions Precedent”):

7.2.1	Buyer shall not have terminated this Agreement in accordance with Section 3.4, Section 3.7 or Section 9.4 of this Agreement within the time periods described in said Sections.

7.2.2
Buyer shall have delivered to Escrow Company, prior to the Closing, for disbursement as directed hereunder, all cash or other immediately available funds due from Buyer in accordance with this Agreement.

7.2.3	There shall be no material breach of any of Buyer’s representations, warranties or covenants set forth in Section 3 and Section 5, as of the Closing.

7.2.4	Buyer shall have delivered to Escrow Company the items described in Section 3.8.

7.2.5	Buyer shall have assumed the Existing Loan.

7.2.6	Seller and its members shall have been released from personal liability under the Existing Loan and all related guaranties.

The conditions set forth in this Section 7.2 are solely for the benefit of Seller and may be waived only by Seller.  Seller shall, at all times prior to the termination of this Agreement, have the right to waive any of these conditions.

8.           Covenants Of Seller

Seller covenants with Buyer, as follows:

8.1           After the date hereof and prior to the Closing, no part of the Property, or any interest therein, will be sold, encumbered or otherwise transferred without Buyer’s consent.

8.2           After the date hereof and prior to the Closing, Seller shall not enter into any new Leases, or amend, modify or extend any existing Leases, in any case without the prior written consent of Buyer (which consent shall not be unreasonably withheld and shall be granted or denied within three (3) business days after receipt of a request from Seller).  If Buyer consents to any new Lease or to the amendment, modification or extension of any existing Lease and the transaction contemplated by this Agreement closes, Buyer shall be solely responsible for the payment of all leasing commissions or leasing related attorneys’ fees in connection therewith and any tenant improvement costs or allowance, move-in allowance and any other payment to the tenant thereunder (whether coming due prior to the Closing (if the transaction contemplated by this Agreement closes, in which case any such amount shall be payable to Seller at the Closing), or coming due after the Closing).

8.3           Until the Closing, Seller shall keep the Property insured against fire, vandalism and other loss, damage and destruction, provided, however, that subject to the terms of Section 9.5.3 below, Seller’s insurance policies shall not be assigned to Buyer at the Closing, and Buyer shall be obligated to obtain its own insurance coverage from and after the Closing.

8.4           Until the Closing, Seller shall operate and maintain the Property in the manner being operated and maintained on the date of this Agreement.

8.5           Promptly after Closing, Seller shall, or instruct its property manager to, promptly deliver letters to each tenant notifying them of the change in ownership of the Property and the address for future rent payments to be sent, which address will be provided by Buyer.  Buyer shall approve the form of letter to be sent to tenants.  Seller shall further reasonably cooperate with the Property ownership transition issues, at no additional cost or liability to Seller, other than nominal additional administrative and legal costs, for a period of up to 60 days after Closing.

9.           Instructions on Closing

9.1           Recordation and Delivery.  When all conditions precedent to the Close of Escrow have been satisfied or waived as provided herein, Escrow Holder shall cause the Grant Deed to be recorded in the Official Records of Contra Costa County, California and deliver (a) to Seller, funds in the amount of the Purchase Price, net of the principal and accrued interest on the Existing Loan assumed by Buyer, less or plus the net debit or credit to Seller by reason of the proration and allocation of closing costs provided for in this Agreement and an appropriate escrow closing statement, and (b) to Buyer, a certified photocopy of the Grant Deed, as recorded in the Official Records of Contra Costa County, California, the Bill of Sale, as executed, the Assignment, as executed, the Leases, the FIRPTA Certificate, as executed, the Withholding Exemption Certificate, as executed, the Title Policy, any other documents or instruments requested by Buyer pursuant to the provisions of Section 3.08(g), cash in the amount equal to the net credit, if any, to Buyer by reason of the proration and allocation of closing costs provided for in this Agreement and an appropriate escrow closing statement.

9.2           Termination.  The Escrow shall automatically terminate and be null and void and of no force or effect in the event that the Close of Escrow is not timely consummated for any reason whatsoever, in which event Escrow Holder shall, except as otherwise provided herein, promptly return any and all funds and documents previously deposited in escrow to the party or respective parties who deposited such funds and documents, provided, however, that any such termination shall in no way prejudice any rights hereunder, at law or in equity of any party hereto who has, at the time of such failure, fully and completely performed and complied with, or fully and completely tendered performance of and compliance with, or, by virtue of the breach of the other party has been excused from performance of and compliance with, each and all of the covenants, agreements, representations, warranties, terms and conditions to be performed and complied with such party pursuant to the provisions of this Agreement to pursue all rights and remedies against the other party by virtue of such other parties’ failure to perform or comply with the provisions of this Agreement, including, without limitation, Seller’s rights under Section 9.3 below.  Notwithstanding anything herein to the contrary, Buyer expressly acknowledges and agrees that in no event shall Buyer be permitted to file a lis pendens against the Property in the event of any dispute arising out of this Agreement or the parties’ prior Letters of Interests and related responses unless Buyer initiates an action for specific performance as provided in Section 9.4.

9.3           LIQUIDATED DAMAGES.  BUYER AND SELLER AGREE THAT THE AMOUNT OF SELLER’S DAMAGES IN THE EVENT OF BUYER’S MATERIAL DEFAULT WOULD BE IMPRACTICAL OR EXTREMELY DIFFICULT TO FIX.  THEREFORE, THE PARTIES AGREE THAT IF ESCROW FAILS TO CLOSE BY REASON OF ANY MATERIAL DEFAULT OF BUYER WHICH IS NOT CURED WITHIN FIVE BUSINESS DAYS AFTER WRITTEN NOTICE TO BUYER FROM SELLER, SELLER SHALL BE ENTITLED TO RETAIN AS LIQUIDATED DAMAGES AND AS ITS SOLE REMEDY THE DEPOSIT, PLUS ANY INTEREST ACCRUED THEREON, WHICH AMOUNT THE PARTIES AGREE IS A REASONABLE ESTIMATE OF THE DAMAGES TO SELLER.  SUCH DAMAGES INCLUDE COSTS OF NEGOTIATING AND DRAFTING THIS AGREEMENT, COSTS OF SATISFYING CONDITIONS TO CLOSING, COSTS OF SEEKING ANOTHER BUYER UPON BUYER’S DEFAULT, OPPORTUNITY COSTS IN KEEPING THE PROPERTY OUT OF THE MARKETPLACE, AND OTHER COSTS INCURRED IN CONNECTION WITH THIS AGREEMENT.  THE PARTIES ACKNOWLEDGE AND AGREE THAT THE PAYMENT OF SUCH AMOUNT AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.  NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS SECTION 9.3, SELLER AND BUYER AGREE THAT THIS LIQUIDATED DAMAGES PROVISION IS NOT INTENDED AND SHOULD NOT BE DEEMED OR CONSTRUED TO LIMIT IN ANY WAY BUYER’S INDEMNITY OBLIGATIONS UNDER SECTIONS 3.7 AND 10.10.

UPON TERMINATION OF ESCROW FOR BUYER’S MATERIAL DEFAULT, ESCROW HOLDER SHALL DISBURSE TO SELLER, IF AVAILABLE, THE AMOUNT OF SELLER’S LIQUIDATED DAMAGES FROM THE FUNDS DEPOSITED BY BUYER WITH ESCROW HOLDER AND SHALL RETURN TO THE PARTIES ALL THE REMAINING FUNDS AND DOCUMENTS DEPOSITED BY THEM RESPECTIVELY. BUYER SHALL PAY ESCROW HOLDER’S CANCELLATION FEES.  THE PARTIES ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE PROVISIONS OF THIS SECTION AND, BY THEIR INITIALS IMMEDIATELY BELOW, AGREE TO BE BOUND BY ITS TERMS.

Buyer:                      /s/ ST                      Seller:/s/ TRT

9.4           In the event that, prior to the Closing, Buyer discovers or learns of information (from whatever source, including, without limitation, the tenant estoppel certificates delivered pursuant to Section 7.1.3 above, as a result of Buyer’s due diligence tests, investigations and inspections of the Property, by disclosure from Seller or Seller’s agents and employees or otherwise) that contradicts any of the representations and warranties of Seller contained herein, or renders any of such representations and warranties untrue or incorrect, Buyer shall have the right, exercisable by giving written notice to Seller within five (5) days after receiving notice of such information (but in any event prior to the Closing), either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same and Seller shall be responsible for any Cancellation Fees, or (ii) to accept the Property notwithstanding such information and nevertheless consummate the transaction contemplated by this Agreement, in which event thereafter Buyer shall have the right to recover from Seller Buyer’s actual damages (but not consequential damages) as a result of such representations and warranties contradicted or made untrue or incorrect thereby.  In the event, prior to the Closing, Seller defaults in any other manner under this Agreement, Buyer shall have the right, either (i) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same and Seller shall be responsible for any Cancellation Fees,  or (ii) to accept the Property notwithstanding such default and nevertheless consummating the transaction contemplated by this Agreement, in which event thereafter Buyer shall have the right to recover from Seller Buyer’s actual damages (but not consequential damages), arising from Seller’s default.  In the event Seller’s default consists of Seller’s refusal or failure to convey the Property, Buyer’s sole remedy shall be to elect either (i) to bring an action for specific performance, or (ii) to terminate this Agreement, in which case neither party shall have any further rights or obligations hereunder (except as may be expressly provided to the contrary elsewhere in this Agreement), and any money (including, without limitation, the Deposit and all interest accrued thereon) or documents in escrow shall be returned to the party depositing the same and Seller shall be responsible for any Cancellation Fees.  In the event of any breach or default by Seller, which occurs or which Buyer first discovers after the Closing, Buyer shall be limited to recovering its actual damages but not any consequential damages.

Any action, suit or proceeding brought by Buyer against Seller under this Agreement shall be commenced and served, if at all, on or before the date which is one (1) year after the date of the Closing and, if not commenced and served on or before such date, thereafter shall be void and of no force or effect.

9.5           Prorations.  The following prorations shall be made as of the date of close of escrow on the basis of a 365-day year:

9.5.1           All real estate taxes, assessments and special assessments, including without limitation any Mello-Roos and other special assessment district bonds,  shall be prorated as of the Close of Escrow based on the most recent tax statement for the Property.  If such proration is not made on the basis of the current tax year, or if supplemental taxes are assessed after the Close of Escrow for the period prior to the closing, the parties shall make any necessary adjustments after Close of Escrow by cash payment to the party entitled thereto so that Seller shall have borne all taxes allocable to the period prior to the Close of Escrow and Buyer shall bear all taxes allocable to the period after Close of Escrow.

9.5.2           Nonreimbursable utilities and operating expenses of the Property shall be prorated as of the Close of Escrow on the assumption that utility charges were uniformly incurred during the billing period in which the Close of Escrow occurs.

9.5.3           Premiums on nonreimbursable insurance policies acceptable to Buyer in its sole and absolute discretion shall be prorated as of the Close of Escrow, provided that Seller shall have delivered to Escrow Holder and to Buyer true and correct copies of the applicable policies and evidence of premium payments.

9.5.4           Rentals, prepaid rentals, prepaid payments and any other payments under the Leases (collectively, “Rent”) shall be prorated so that Buyer shall receive a credit for all Rent collected by Seller and allocable or payable on the day of and after the Close of Escrow.  Rent and other charges under the Leases (other than Delinquent Rents (as hereinafter defined)) shall be prorated as if collected.  Rents and other charges under the Leases which are 30 days or more past due as of the Closing (“Delinquent Rents”) shall not be prorated, and rents and other amounts received by Buyer after the Closing from a tenant owing such Delinquent Rents shall be applied (A) first, to Buyer’s actual out-of-pocket costs of collection incurred with respect to such tenant; (B) second, to rents due from such tenant for the month in which such payment is received by Buyer; (C) third, to rents attributable to any period after the Closing which are past due on the date of receipt; and (D) finally, to Delinquent Rents as of the Closing (and Buyer promptly shall remit such amounts to Seller).  Seller may pursue a tenant after the Closing for collection of Delinquent Rents but Seller shall not have the right to institute any action for unlawful detainer against such tenant.

The parties hereto and Escrow Holder shall use their respective best efforts to prepare and distribute among them a closing prorations schedule not later than five days before the Close of Escrow.

9.6           Payment of Closing Costs.  Except as may be expressly set forth in this Agreement to the contrary, Seller shall pay all documentary transfer taxes and any other transfer taxes, Buyer and Seller shall each pay one-half of Escrow Holder’s fee, and all other closing costs shall be divided and borne in accordance with common escrow practices in Contra

Costa County, California. Buyer shall be solely responsible for all costs and expenses incurred in connection with obtaining or assuming any financing for the purchase of the Property, including title, escrow, documentation, loan fees and appraisal costs relating thereto, any additional title insurance premium payable in connection with Buyer obtaining an ALTA extended coverage owner’s policy and any lender’s policy of title insurance and the cost of any title endorsements which are not title curative endorsements which Seller elects to obtain pursuant to Section 3.4 above

9.7           Delivery of Possession.  Seller shall deliver possession of the Property to Buyer at the Close of Escrow subject only to the Permitted Exceptions.

10.           General Provisions

10.1           Notices.  All notices and other communications pertaining hereto shall be in writing and delivered to the party entitled to receive notice at the address for such party shown on the signature page hereof, with a copy to such party’s attorney at the address for such attorney shown on the signature page hereof.  Notices shall be deemed to have been given when delivered personally or by facsimile transmission (provided there is electronic confirmation of such transmission), or three days after being deposited in U.S. certified or registered mail, return receipt requested, postage prepaid, or upon delivery by a reputable overnight courier which keeps records of actual delivery as such delivery is reflected in the records maintained by the overnight courier.  A party may change its address for notice from time to time in writing pursuant to the provisions of this paragraph.

10.2           Time.  As used herein, the term “days” shall mean calendar days unless otherwise expressly stated; provided, however, that if a deadline or date for performance under this Agreement falls on a Saturday, Sunday or legal holiday, the deadline or the date for performance shall automatically be extended to the next day which is not a Saturday, Sunday or legal holiday.  Time is of the essence of this Agreement with respect to every provision in which time is a factor.  Buyer and Seller acknowledge that their agreement to make time of the essence forms an integral part of this Agreement, that they would not have entered into this Agreement but for such provision.

10.3           Entire Agreement.  This Agreement, including the recitals and the exhibits attached hereto represents a final expression and a complete and exclusive statement of the agreement of the parties hereto pertaining to the subject matter hereof, and fully supersedes all prior agreements, understandings and/or discussions between the parties hereto pertaining to the subject matter hereof.  No change in, modification of or addition, amendment or supplement hereto shall be valid unless set forth in writing signed and dated by each of the parties hereto following the signing of this Agreement.

10.4           Applicable Law, Construction.  The existence, validity, construction and operational effect of this Agreement, and the respective rights and obligations of each of the parties hereto hereunder, shall be determined in accordance with the laws of the State of California, provided, however, any and all other provisions of this Agreement to the contrary notwithstanding, (a) in the event that any provision of this Agreement is found to be prohibited by law or is otherwise held invalid, such provision shall be ineffective only to the extent of such prohibition or invalidity and shall not invalidate or otherwise render ineffective any or all of the remaining provisions of this Agreement, (b) this Agreement shall be construed as if equally drafted by each of the parties hereto, (c) nothing herein shall be construed as creating either a partnership or an employment relationship between the parties hereto, and (d) neither the failure of any party hereto to insist at any time upon the strict performance of any provision of this Agreement or to act upon or exercise any right or remedy available or possibly available to such party, whether hereunder at law, in equity, or otherwise shall be interpreted as a waiver or a relinquishment of any provision, right or remedy unless specifically expressed in writing signed by such party and no payment hereunder or otherwise shall constitute any such writing.

10.5           Further Assurances.  Except as otherwise expressly provided hereunder, each of the parties hereto, without further consideration, does hereby covenant and agree (a) to execute such documents, and to take such further action, as may be necessary to further the purposes of this Agreement, and (b) to otherwise act in good faith and deal fairly hereunder.

10.6           Counterparts.  This Agreement may be executed in several counterparts and all such executed counterparts shall constitute one agreement binding on all of the parties hereto exactly as if all parties hereto had executed the same counterpart in spite of the fact that they did not execute the same counterpart.

10.7           Headings, Gender and Clarifications.  The section headings used in this Agreement are intended solely for convenience of reference and shall not in any way or manner amplify, limit, modify or otherwise be used in the interpretation of any of the provisions hereof.  The masculine, feminine and neuter gender, and the singular or plural number, shall be deemed to include the other.  Whenever the context so indicates or requires, items identified in this Agreement as conditions shall also be covenants and agreements.

10.8           Severability.  In the event any portion of this Agreement shall be declared by any court of competent jurisdiction to be invalid, illegal or unenforceable, such portion shall be severed from this Agreement, and the remaining parts hereof will remain in full force and effect, as fully as if such invalid, illegal or unenforceable portion had never been part of this Agreement.

10.9           Successors.  This Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of the parties hereto.  Neither this Agreement nor any of the rights or obligations of Seller or Buyer hereunder shall be transferred or assigned by Seller or Buyer without the prior written consent of the non-assigning party, provided that after making the Deposit required under Section 2.1 above, Buyer shall have the right to assign this Agreement and Buyer’s rights hereunder to any entity in which Buyer has an ownership interest and a right of management; provided: (i) Seller is given notice promptly after such assignment, and (ii) the assignee assumes all obligations of Buyer and agrees to perform all obligations imposed on Buyer by this Agreement.  In no event shall any such assignment relieve Buyer of its obligations under this Agreement.

10.10           Brokerage Commission.  Except for a commission payable to CB Richard Ellis, Inc. (“Seller’s Broker”) pursuant to a separate agreement between Seller and Seller’s Broker, each party represents to the other party that the representing party has incurred no liability for any brokerage commission or finder’s fee arising from or relating to the transactions contemplated by this Agreement that would constitute a liability of the other party.

Each party does hereby indemnify and covenant and agree to protect, defend and hold harmless the other party from and against all liability, cost, damage or expense, including any damages suffered due to any liens recorded against the Property, reasonable attorneys’ fees, on account of any brokerage commission or finder’s fee which the indemnifying party has agreed to pay or which is claimed to be due as a result of the actions of the indemnifying party.  This Section 10.10 is intended to be solely for the benefit of the parties hereto and is not intended to benefit, nor may it be relied upon by, any person or entity not a party to this Agreement.

10.11           No Third Party Benefit.  This Agreement is intended to benefit only the parties to this Agreement, and no other person or entity has or shall acquire any rights under this Agreement.

10.12           No Recording.  This Agreement shall not be recorded or filed in the public land or other public records of any jurisdiction by either party and any attempt to do so may be treated by the other party as a breach of this Agreement.

10.13           Attorneys’ Fees and Costs.  Except as otherwise provided herein, in the event of litigation, arbitration or other judicial or quasi judicial process to enforce this Agreement or any of its terms, the prevailing party shall be entitled to reimbursement from the other party of its reasonable attorneys’ fees and costs.  The parties agree that any litigation described herein shall be in a court of competent jurisdiction and located in the County of Contra Costa, California.

10.14           Termination By Buyer; Survivability.  If Buyer elects to terminate this Agreement in accordance with Sections 3.4, 3.7, 3.9, 7.1, or 9.4 of this Agreement, (a) Seller and Escrow Holder shall (immediately and without any further instructions) return to Buyer all funds which have been deposited (or delivered) by Buyer including the Deposit (and any interest on the Deposit), (b) this Agreement shall terminate, and (c) neither party shall have any further rights or obligations under this Agreement except as otherwise provided in this Agreement with regard to rights that are to survive termination of this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Seller:	Buyer:

Pinole Vista LLC	Retail Opportunity Investments Corp.

By: /s/ Thomas R. Tellefsen	By: /s/ Stuart A. Tanz
Thomas R. Tellefsen, Manager	Printed Name: Stuart A. Tanz
Date: October 13, 2010	Its: Chief Executive Officer

By: /s/ Lary J. Mielke
Lary J. Mielke, Manager
Date: October 13, 2010	Date: October 12, 2010

Address:	Address:
600 S. Lake Avenue, Suite 502	Retail Opportunity Investments Corp.
Pasadena, California 91106	3 Manhattanville Road, 2nd Floor
Phone: (626) 564-8100	Purchase, New York 10577
Fax: (626) 564-0232	Phone: (914) 272-8080
Fax: (914) 272-8088

Attorney Address:	Attorney Address:
Paul H. Lusby	Kenneth S. Antell
Horn & Lusby LLP	Dunn Carney Allen Higgins & Tongue, llp
2600 Foothill Blvd., Suite 203	851 SW Sixth Avenue, Suite 1500
Glendale, California 91214	Portland, Oregon 97204
Fax: ____________________	Fax: (503) 224-7324

The undersigned hereby acknowledges receipt of this Agreement on October __, 2010, and hereby agrees to act as Escrow Holder in accordance with the terms and conditions hereof.

FIRST AMERICAN TITLE INSURANCE COMPANY,
a California corporation

By:	/s/ Molly Baier
Printed Name:	Molly Baier
Its:	Senior Escrow Officer

Exhibit A

Legal Description

Exhibit B

Tenant Rent Roll

Exhibit C

[FORM OF GRANT DEED]

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

__________________________________
__________________________________
__________________________________
MAIL TAX STATEMENTS TO:

__________________________________
__________________________________
__________________________________

GRANT DEED

The undersigned Grantor declares that Documentary Transfer Tax is not part of the public records.

FOR A VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Pinole Vista LLC, a California limited liability company (“Grantor”), hereby GRANTS to Retail Opportunity Investments Corp., a Delaware corporation (“Grantee”), that certain real property located in the County of Contra Costa, State of California and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Property”), together with (i) all improvements owned by Grantor and located thereon, (ii) all rights, privileges, easements and appurtenances owned by Grantor appertaining to the Property, and (iii) all right, title and interest of Grantor (if any) in, to and under adjoining streets, rights of way and easements, SUBJECT TO all building codes and other applicable laws, ordinances and governmental regulations affecting the Property and the matters identified on Exhibit B attached hereto and incorporated herein by this reference (the “Permitted Exceptions”).

IN WITNESS WHEREOF, Grantor has caused its duly authorized representatives to execute this instrument as of October __, 2010.

GRANTOR:

Pinole Vista LLC,
a California limited liability company

By:           ____________________________________
Authorized Signatory

By:           ____________________________________
Authorized Signatory

Assessor’s Parcel Number(s):  __________________

ACKNOWLEDGMENT

STATE OF CALIFORNIA                                  )
) ss.
COUNTY OF LOS ANGELES                            )

On _________________, 2010, before me, ________________________, Notary Public, personally appeared ___________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

___________________________________
_______________________, Notary Public

EXHIBIT A

Legal Description of the Property

EXHIBIT B

Schedule of Permitted Exceptions

STATEMENT OF TAX DUE AND REQUEST
THAT TAX DECLARATION NOT BE MADE A PART
OF THE PERMANENT RECORD
IN THE OFFICE OF THE
COUNTY RECORDER

(Pursuant to Cal. Rev. and Tax Code Section 11932)

To:           Registrar - Recorder
County of Contra Costa

Request is hereby made in accordance with the provision of the Documentary Transfer Tax Act that the amount of tax due not be shown on the original document which names:

Pinole Vista LLC, a California limited liability company, as Grantor,

and

Retail Opportunity Investments Corporation, a ___________ corporation, as Grantee.

The property described in the accompanying document is located in Contra Costa County, California.

The amount of tax due to the County of Contra Costa on the accompanying document is _________________ and No/100 Dollars ($_________.00), [and the amount of tax due to the City of Pinole on the accompanying document is _________________________ and No/100 Dollars ($_________.00), each] computed on full value of property conveyed.

GRANTOR:

Pinole Vista LLC,
a California limited liability company

By:____________________________________
Its Authorized Signatory

NOTE:	After the permanent record is made, this form will be affixed to the conveying document and returned with it.

Exhibit D

[FORM OF BILL OF SALE]

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, the undersigned, Pinole Vista LLC, a California limited liability company (“Seller”), does hereby give, grant, bargain, sell, transfer, assign, convey and deliver to Retail Opportunity Investments Corp., a Delaware corporation (“Buyer”), the personal property identified on Schedule A attached hereto and incorporated herein by this reference, and all other personal property (if any) owned by Seller and located on or in that certain real property located in the City of Pinole, County of Contra Costa, State of California and more particularly described in Schedule B attached hereto and incorporated herein by this reference.

SAID PERSONAL PROPERTY IS BEING TRANSFERRED ON AN “AS IS” BASIS, WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER BY SELLER.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, BUYER ACKNOWLEDGES THAT SELLER EXPRESSLY DISCLAIMS AND NEGATES, AS TO ALL PERSONAL PROPERTY TRANSFERRED HEREBY: (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY; (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE; AND (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR MATERIALS; PROVIDED, HOWEVER, THAT NOTWITHSTANDING THE FOREGOING, SELLER COVENANTS THAT IT IS THE SOLE OWNER OF ALL PERSONAL PROPERTY CONVEYED HEREIN, FREE AND CLEAR OF ALL LIENS, SECURITY INTERESTS, ENCUMBRANCES, OR CLAIMS OF ANY KIND.

Seller covenants that it will, at any time and from time to time upon written request therefor, at Buyer’s sole expense and without the assumption of any additional liability thereby, execute and deliver to Buyer, its nominees, successors and/or assigns, any new or confirmatory instruments and do and perform any other acts which Buyer, its nominees, successors and/or assigns, may reasonably request in order to fully assign and transfer to and vest in Buyer, its nominees, successors and/or assigns, and protect its or their rights, title and interest in and enjoyment of, all of the assets of Seller intended to be transferred and assigned hereby, or to enable Buyer, its nominees, successors and/or assigns, to realize upon or otherwise enjoy any such assets.

All references to “Seller” and “Buyer” herein shall be deemed to include their respective nominees, successors and/or assigns, where the context permits.

Dated:           ________________, 2010.

SELLER:

Pinole Vista LLC,
a California limited liability company,

By:           ____________________________________
Authorized Signatory

By:           ____________________________________
Authorized Signatory

SCHEDULE A

[Schedule of Personal Property]

SCHEDULE B

Legal Description of the Real Property

Exhibit E

[FORM OF GENERAL ASSIGNMENT]

ASSIGNMENT

THIS ASSIGNMENT (this “Assignment”) is made as of __________  ____, 2010, by and between Pinole Vista LLC, a California limited liability company (“Assignor”), and Retail Opportunity Investments Corp., a Delaware corporation (“Assignee”).

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Assignor grants, sells, conveys, transfers and assigns unto Assignee all of Assignor’s right, title and interest in, to and under the following items relating to that certain real property located in Pinole, California and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Real Property”):

a.           the contracts or agreements described in Exhibit B attached hereto and incorporated herein by this reference;

b.           warranties, guarantees and indemnities (including, without limitation, those for workmanship, materials and performance) which may exist from, by or against any contractor, subcontractor, manufacturer, laborer or supplier of labor, materials or other services relating to the Real Property or any improvements located thereon;

c.           plans, drawings, and specifications for the improvements located on the Real Property; and

d.           any licenses, approvals, certificates, trade names, permits and claims (other than any claims against previous tenants of the Real Property, which claims are hereby reserved by Assignor).

Assignor shall indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising in connection with the contracts and agreements described in paragraph (a) above and relating to the period prior to the date hereof.  Assignee accepts the foregoing assignment and assumes any executory obligations of Assignor in connection with the contracts and agreements described in paragraph (a) above and shall indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees) arising in connection with the contracts and agreements described in paragraph (a) above and relating to the period on or after the date hereof.

Assignor covenants that it will, at any time and from time to time upon written request therefor, at Assignee’s sole expense and without the assumption of any additional liability therefor, execute and deliver to Assignee, and its successors and assigns, any new or confirmatory instruments and take such further acts as Assignee may reasonably request to fully evidence the assignment contained herein and to enable Assignee, and its successors and assigns, to fully realize and enjoy the rights and interests assigned hereby.

The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon, provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Assignment attached thereto.

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

ASSIGNOR:	Pinole Vista LLC,
ASSIGNOR:	a California limited liability company,

By:           _____________________________
Authorized Signatory

By:           ______________________________
Authorized Signatory

ASSIGNEE:                      Retail Opportunity Investments Corp., a Delaware corporation

By:  ________________________________________
Its:___________________________________

EXHIBIT A

Legal Description of Real Property

EXHIBIT B

Schedule of Contracts

Exhibit F

FORM OF TENANT ESTOPPEL CERTIFICATE

To:           ________________________
________________________
________________________
________________________

Re:  [Property Address]

_______________________ (“Tenant”) certifies as follows:

1.           The undersigned is the Tenant under that certain lease dated __________, 19___ (the “Lease”), executed by __________________________________ (“Landlord”) as Landlord and the undersigned as Tenant, covering a portion of the property located at ________________________ (the “Property”).

Pursuant to the Lease, Tenant has leased approximately __________ square feet of space (the “Premises”) at the Property and has paid to Landlord a security deposit of $__________.  The term of the Lease commenced on __________, ____ and the expiration date of the Lease is __________, _____.  Tenant has paid rent through __________, ____.  The next rental payment in the amount of $__________ is due on __________, _____.  Tenant is required to pay _____ percent (___%) of all annual operating expenses for the Property.

The Lease provides for an option to extend the term of the Lease for _____ years, at a rental rate for such extension term as set forth in the Lease.  Except as expressly provided in the Lease, and other documents attached hereto, Tenant does not have any right or option to renew or extend the term of the Lease, to lease other space at the Property, nor any preferential right to purchase all or any part of the Premises or the Property.

Complete copies of the Lease and all amendments, modifications and supplements thereto are attached hereto and the Lease, as so amended, modified and supplemented, is in full force and effect, and represents the entire agreement between Tenant and Landlord with respect to the Premises and the Property.  There are no amendments, modifications or supplements to the Lease, whether oral or written, except as attached hereto.

All space and improvements leased by Tenant have been completed and furnished in accordance with the provisions of the Lease, and Tenant has accepted and taken possession of the Premises.

Landlord is not in any respect in default or breach in the performance of the terms and provisions of the Lease.  Tenant is not in any respect in default or breach under the Lease and has not assigned, transferred or hypothecated the Lease or any interest therein or subleased all or any portion of the Premises.

There are no offsets or credits against rentals payable under the Lease and no free periods or rental concessions have been granted to Tenant, except as follows:

This Certificate is given to __________________________ with the understanding that ______________________ will rely hereon in connection with the conveyance of the Property of which the Premises constitute a part.  Following any such conveyance, Tenant agrees that the Lease shall remain in full force and effect and shall bind and inure to the benefit of ______________________ as if no purchase had occurred.

DATED:                      ____ __, 2010.

TENANT:                                           ________________________________,
a ______________________________

By:           __________________________
Its:           ____________________

Exhibit G

CERTIFICATE OF NON-FOREIGN STATUS

Pinole Vista LLC, a California limited liability company (“Seller”), is the transferor of that certain real property located in Pinole, California and more particularly described on Exhibit A attached hereto (the “Property”).

Section 1445 of the Internal Revenue Code of 1986 (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax will not be required in connection with the disposition of the Property pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of October __, 2010, by and between Seller and Retail Opportunity Investments Corporation, a ___________ corporation, the undersigned certifies the following on behalf of Seller:

1. Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as those terms are defined in the Code and the regulations promulgated thereunder;

Seller’s U.S. employer identification number is _________________; and

Seller’s address is 600 S. Lake Ave., Suite 502, Pasadena, California 91106.

It is understood that this certificate may be disclosed to the Internal Revenue Service and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury I declare that I have examined the foregoing certification and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

Date:           _______  __, 2010                                Signature: ____________________________
                    Authorized Signatory

EXHIBIT A
Legal Description of Real Property

Exhibit H

[FORM OF ASSIGNMENT OF LEASES]

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL TO:

_______________________________
_______________________________
_______________________________
_______________________________

The consideration for this Assignment is included in the consideration paid for the Grant Deed being recorded concurrently herewith and in the documentary tax affixed to said deed.

ASSIGNMENT OF LESSOR’S INTEREST IN LEASES

THIS ASSIGNMENT OF LESSOR’S INTEREST IN LEASES (this “Assignment”) is made on October ___, 2010, by Pinole Vista LLC, a California limited liability company (“Assignor”), in favor of Retail Opportunity Investments Corp., a Delaware corporation (“Assignee”).

For a valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, conveys, transfers and assigns to Assignee all of Assignor’s right, title and interest in, to and under the leases (and all amendments and modifications thereto) relating to that certain real property located in the City of Pinole, County of Contra Costa, State of California and more particularly described in Exhibit A attached hereto and incorporated herein by this reference (the “Real Property”), which leases are identified in Exhibit B attached hereto and incorporated herein by this reference (as amended and modified, the “Leases”), together with (i) any and all rights, title, estates and interests of Assignor in and to such security deposits and prepaid rents, if any, as have been paid to Assignor pursuant to such Leases and not previously applied pursuant to the Leases, and (ii) any and all rights, title, estates and interests of Assignor in and to any subleases, if any, relating to the Real Property.

Assignor shall indemnify, protect, defend and hold Assignee harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from any breach or default by Assignor under the terms of the Leases arising prior to the date hereof.

Assignor covenants that it will, at any time and from time to time upon written request therefor, at Assignee’s sole expense and without the assumption of any additional liability thereby, execute and deliver to Assignee, its successors and assigns, any new or confirmatory instruments and take such further acts as Assignee may reasonably request to fully evidence the assignment contained herein and to enable Assignee, its successors and assigns to fully realize and enjoy the rights and interests assigned hereby.

Assignee accepts the foregoing assignment and assumes and shall pay, perform and discharge, as and when due, all of the agreements and obligations of Assignor under the Leases and agrees to be bound by all of the terms and conditions of the Leases, and Assignee further agrees that, as between Assignor and Assignee, Assignee shall be responsible for any brokerage commissions, fees or payments which may be due or payable in connection with any extension or renewal of the term of any Lease.

Assignee shall indemnify, protect, defend and hold Assignor harmless from and against any and all claims, demands, liabilities, losses, costs, damages or expenses (including, without limitation, reasonable attorneys’ fees and costs) arising out of or resulting from any breach or default by Assignee under the terms of the Leases arising on or after the date hereof.

The provisions of this Assignment shall be binding upon, and shall inure to the benefit of, the successors and assigns of Assignor and Assignee, respectively.

This Assignment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.  The signature and acknowledgment pages of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) and acknowledgment(s) thereon, provided such signature and acknowledgment pages are attached to any other counterpart identical thereto except having additional signature and acknowledgment pages executed and acknowledged by other parties to this Assignment attached thereto.

IN WITNESS WHEREOF, Assignor and Assignee have caused their duly authorized representatives to execute this Assignment as of the date first above written.

ASSIGNOR:	Pinole Vista LLC, a California limited liability company

By:  _____________________________
Its Authorized Signatory

By:  ______________________________
Its Authorized Signatory

ASSIGNEE:	Retail Opportunity Investments Corp., a Delaware corporation

                                                By: __________________________
                                                       Its:           ____________________

ASSIGNOR ACKNOWLEDGMENT

STATE OF CALIFORNIA                                  )
) ss.
COUNTY OF LOS ANGELES                            )

On _________________, 2010, before me, ________________________, Notary Public, personally appeared ___________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

___________________________________
_______________________, Notary Public

ASSIGNEE ACKNOWLEDGMENT

STATE OF CALIFORNIA                                  )
) ss.
COUNTY OF LOS ANGELES                            )

On _________________, 2010, before me, ________________________, Notary Public, personally appeared ___________________________________, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument, and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

___________________________________
_______________________, Notary Public

EXHIBIT A

Legal Description of Real Property

EXHIBIT B

Schedule of Leases

Exhibit I

8-K and Audit Requirements

For the period of time commencing on the mutual execution of this Agreement and continuing through the first anniversary of the Close of Escrow, Seller shall, from time to time, upon reasonable advance notice from Buyer, provide Buyer and its representatives, agents and employees with access to all financial and other information pertaining to the period of Seller’s ownership and operation of the Property, which information is relevant and reasonably necessary, in the opinion of Buyer or its outside third party accountants (the “Accountants”), to enable Buyer and its Accountants to prepare financial statements in compliance with any and or all of (a) Rule 3-14 of Regulation S-X of the Securities and Exchange Commission (the “Commission”); (b) any other rule issued by the Commission and applicable to Buyer; and (c) any registration statement, report or disclosure statement filed with the Commission by, or on behalf of Buyer; provided, however, that in any such event(s), Buyer shall reimburse Seller for those reasonable third party, out-of-pocket costs and expenses that Seller incurs in order to comply with the foregoing requirement.  Seller acknowledges and agrees that the following is a representative description of the information and documentation that Buyer and the Accountants may require in order to comply with (a), (b) and (c) above.  Seller shall provide the following information and documentation on a per-building basis, if available (capitalized terms not defined herein shall have the meanings as ascribed to such terms in the Agreement to which this Exhibit is attached):

1.	Rent rolls for the calendar month in which the Closing occurs and the eleven (11) calendar months immediately preceding the calendar month in which the Closing occurs;

2.	Seller’s written analysis of both (a) scheduled increases in base rent required under the Leases in effect on the Close of Escrow; and (b) rent concessions imposed by those Leases;

3.	Seller’s internally-prepared operating statements;

4.	Access to Lease files;

5.	Most currently available real estate tax bills;

6.	Access to Seller’s cash receipt journal(s) and bank statements for the Property;

7.	Seller’s general ledger with respect to the Property, excluding Seller’s proprietary accounts;

8.	Seller’s schedule of expense reimbursements required under the Leases in effect on the Close of Escrow;

9.
Schedule of those items of repairs and maintenance performed by or at the direction of the Seller during the Seller’s final fiscal year in which Seller owns and operates the Property (the “Final Fiscal Year”);

10.	Schedule of those capital improvements and fixed asset additions made by or at the direction of Seller during the Final Fiscal Year;

11.	Access to Seller’s invoices with respect to expenditures made during the Final Fiscal Year; and

12.	Access (during normal and customary business hours) to responsible personnel to answer accounting questions.

Nothing herein shall require Seller to conduct its own audits or generate any requested materials that are not in its possession, custody or control.

The provisions of the foregoing information shall be for informational purposes only, shall not be deemed to be representations or warranties under this Agreement, and shall not expose Seller to any liability on account thereof.  Upon at least twenty (20) days prior written notice and not more than once during the one (1) year period, upon Buyer’s request, for a period of one (1) year after Closing, Seller shall on a one (1)-time basis only, make Seller’s books, records, existing supporting invoices and other existing substantiating documentation that are not deemed by Seller to be privileged, available to Buyer for inspection, copying and audit by Buyer’s designated accountants, at the expense of Buyer.  This obligation shall survive the Closing for a period of one (1) year and shall not be merged with any instrument of conveyance delivered at the Closing.